Exhibit 99

FOR IMMEDIATE RELEASE

For More Information:	David Achterkirchen
Corporate Secretary, Siliconix incorporated
(NASDAQ NMS: SILI)
(415) 732-3717

Siliconix Board of Directors Requests Stockholders to Take No Action on Vishay’s Unsolicited Tender Offer

SANTA CLARA, Calif., Apr 14, 2005 (BUSINESS WIRE) -- Siliconix incorporated (SILI) today requested its stockholders to take no action at this time with respect to the unsolicited tender offer from a wholly-owned subsidiary of Vishay Intertechnology, Inc. (VSH) for all the outstanding shares of Siliconix that Vishay does not currently own. Vishay currently owns approximately 80.4% of the outstanding Siliconix shares. An independent, special committee of the Board of Directors of Siliconix, in consultation with independent legal counsel, Heller Ehrman LLP, and independent financial advisor, Lehman Brothers Inc., will carefully consider and evaluate Vishay’s tender offer and will, together with the entire Board of Directors of Siliconix, issue its recommendation to Siliconix’s stockholders in due course. The Board of Directors of Siliconix requests that stockholders defer making any determination with respect to Vishay’s tender offer until reading the Board’s solicitation/recommendation statement.

Further Information

The Board’s solicitation/recommendation statement will be available on or before April 25, 2005. The Board’s solicitation/recommendation statement will advise stockholders: (1) whether Siliconix recommends acceptance or rejection of Vishay’s tender offer, expresses no opinion and remains neutral toward the tender offer, or is unable to take a position with respect to the tender offer, and (2) the reasons for the position taken by Siliconix with respect to the tender offer. Stockholders may obtain a free copy of the solicitation/recommendation statement, which will be filed by Siliconix with the Securities and Exchange Commission, at the SEC’s Web site at www.sec.gov.

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company’s facilities include a Company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company’s products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a Company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan, and Israel.